EXHIBIT 99.1

FOR IMMEDIATE RELEASE

Contact:
Sean O’Connor
Vice President, Finance and Chief Financial Officer
LeCroy Corporation
Tel: 845-425-2000

LeCroy Reports Third-Quarter Fiscal 2007 Financial Results

Company Announces Chief Operating Officer Resigns;
Organization Streamlined to Enhance Margin

CHESTNUT RIDGE, NY, April 25, 2007 - LeCroy Corporation (NASDAQ: LCRY), a leading supplier of oscilloscopes and serial data test solutions, today announced financial results for its fiscal third quarter ended March 31, 2007.

The Company also announced that Chief Operating Officer Scott Bausback has resigned effective immediately. His responsibilities, including the oversight of the Company’s operations and sales functions, will be assumed by Chief Executive Officer Tom Reslewic.

The highlights of the Company’s year-over-year (“YOY”) financial performance for the third quarter of fiscal 2007 are as follows:

(In millions, except per share data and percentages)	Q3 FY07 GAAP	Q3 FY06 GAAP	Q3 FY07 Pro Forma non-GAAP*	Q3 FY06 Pro Forma non-GAAP*	YOY Change Pro Forma non-GAAP*
Revenue	$39.3	$38.9	$39.3	$38.9	1.2%
Gross Margin	52.9%	60.8%	59.4%	61.5%	(3.4%)
Operating (Loss) Income	($2.3)	$0.8	$2.7	$5.1	(46.5%)
Operating Margin	(5.9%)	2.1%	7.0%	13.2%	(47.0%)
Net (Loss) Income	($3.9)	$0.2	$0.8	$3.1	(73.8%)
Net (Loss) Income Per Diluted Share	($0.34)	$0.01	$0.07	$0.24	(70.8%)

* A presentation of, and a reconciliation of, pro forma non-GAAP financial measures with the most directly comparable GAAP measures can be found in the financial tables below.

The pro forma non-GAAP results are a supplement to financial statements based on generally accepted accounting principles (“GAAP”). The Company believes this presentation provides investors and LeCroy management with additional insight into its underlying results because of the materiality of certain primarily non-cash charges related to LeCroy’s October 2, 2006 and October 29, 2004 acquisitions of Catalyst Enterprises, Inc. (“Catalyst”) and Computer Access Technology Corporation  (“CATC”), respectively, as well as share-based compensation costs, restructuring charges, legal settlements, inventory write-downs, loss on debt extinguishment and discrete tax benefits (charges), in each case as compared to LeCroy’s GAAP results for the three-month periods ended March 31, 2007 and 2006. For more information on LeCroy’s use of pro forma non-GAAP results, please refer to the section entitled Use of Non-GAAP Financial Measures below.

Financial Results

LeCroy reported third-quarter fiscal 2007 revenue of $39.3 million with a GAAP gross margin of 52.9%. LeCroy’s GAAP operating margin for the third quarter of fiscal 2007 was (5.9)%, and the Company reported a GAAP operating loss of ($2.3) million and a GAAP net loss of ($3.9) million, or ($0.34) per diluted share.

GAAP operating loss for the third quarter of fiscal 2007 includes $1.3 million in share-based compensation charges and $3.4 million in restructuring costs. Restructuring costs consist of $1.6 million in severance charges, which includes severance pursuant to the COO's employment agreement and $1.8 million in non-cash charges related to product line consolidation and inventory write downs, which includes $0.7 million for the fair value adjustment to inventory. In addition, we incurred non-cash charges of $0.3 million for the amortization of intangibles acquired from CATC and Catalyst, and $0.1 million for the incremental cost of sales related to the fair value adjustment to the acquired Catalyst and CATC inventory. Excluding those items, for the third quarter of fiscal 2007 the Company reported a 7.0% pro forma non-GAAP operating margin and $2.7 million of pro forma non-GAAP operating income.

Comments on the Third Quarter

“LeCroy’s third-quarter operating performance was right in line with our expectations,” stated Tom Reslewic, president and chief executive officer of LeCroy Corporation. “We reported a sequential increase in sales in the third quarter, which is unusual due to a typical decline in Europe from the second to the third quarter. We expected and experienced a $2 million sequential decline in Europe, but our success in the three key areas that we have been targeting for improvement resulted in overall sequential sales growth. We saw greater North American sales from our new manufacturer’s reps channel, increased disk drive business, and a much stronger showing from our protocol business. Also, a favorable product mix led to higher pro forma gross margins to 59.4% from 58.7% in the second quarter.”

“Our protocol solutions business performed exceptionally well in the third quarter, driven primarily by strong PCI Express Gen2 sales,” said Reslewic. “We believe that this sector is gaining traction in the market and we are now able to capitalize on our superior PCI Express Gen2 test solution. Similarly, we plan to leverage our next-generation storage and UWB solutions as these protocols begin to move from early adopter phase to large-scale adoption. We also had record USB sales as a result of specific sales initiatives.”

“During the third quarter we took decisive actions with our sales approach and operational structure in order to increase revenues, reduce our cost structure and improve our operating margins,” said Reslewic.

“Our new indirect channel in North America has started to show improved traction for LeCroy’s low- and mid-range oscilloscopes, and we see further significant opportunity to bolster the capabilities of our indirect sales channel in North America,” added Reslewic. “With the addition of Catalyst to our protocol business, the size and scale of our Protocol Solutions Group demands a dedicated sales force that can truly capitalize on our market opportunities. Therefore, we have reorganized our sales force into two distinct groups. A sales force primarily comprised of protocol sales professionals will focus entirely on the protocol solutions market. Our North American oscilloscope sales force will focus on high-end oscilloscope sales and work with LeCroy’s manufacturer’s reps to drive our mid-range and low-end oscilloscope sales.”

“We’ve also taken the first step towards an organizational change in Japan that we believe will improve sales of LeCroy’s oscilloscope products in that region,” said Reslewic. “With our long term partner Iwatsu, late last quarter we began building a hybrid indirect/direct sales force in Japan totally focused on oscilloscopes. When completed, we will have a larger number of oscilloscope sales people on the ground in Japan than ever before. We also plan to re-examine our sales strategies and tactics for Korea, China and the rest of Asia with an aim towards boosting the sales of our mid-range and low-end oscilloscopes.”

“Our actions this quarter included significant operational streamlining,” added Reslewic. “We are very pleased with the efficiency of our Catalyst protocol solutions manufacturing team in California, and we are in the process of building around that team by moving all protocol solutions operations to Santa Clara.”

“As part of our initiative to refocus LeCroy’s New York-based operations on our oscilloscope business, we have taken steps to streamline this part of our business as lean as possible,” said Reslewic. “We believe the resulting organizational and operational changes, including the elimination of our hybrid circuits operation in New York, are helping to accomplish this objective. Future needs for these kinds of devices will be outsourced.”

“In addition to significant senior management reorganization, we implemented a seven percent workforce reduction across all functional areas,” said Reslewic. “We expect these actions and the elimination of several redundant positions that will not be filled as a result of attrition, will result in approximately $7 to $8 million in annual savings.”

Financial Guidance and Business Outlook

“We believe that our actions to create a stronger, more focused distribution strategy and our operational streamlining initiatives will have a significant, positive effect on LeCroy’s financial performance for the long term,” said Reslewic. “Our PCI Express Gen2 solutions are gaining good traction, and we expect similar success with our UWB and next-generation storage solutions when those protocols gain adoption in the market. We also expect disk drive orders to continue to rebound in the fourth quarter and into the next fiscal year. Longer-term, we have a next-generation family of high-end oscilloscope products in our pipeline.”

“Through the third quarter, we have reported year-to-date revenues of $114.5 million and we continue to expect full-year fiscal 2007 revenues in the range of $155 to $160 million,” said Reslewic. “We expect pro forma non-GAAP operating margin to be approximately 7.5% for the full fiscal year. Pro forma non-GAAP operating income for fiscal 2007 is expected to be in the range of $11 to $13 million.”

Conference Call Information

LeCroy will broadcast its quarterly conference call for investors live over the Internet today, April 25, 2007 at 10:00 a.m. ET. To access the webcast, visit the “Events Calendar” in the “Investor Relations” portion of the “About LeCroy” section at www.lecroy.com. The call also may be accessed by dialing (877) 407-5790 or (201) 689-8328. For interested individuals unable to join the live conference call, a webcast replay will be available on the Company's website.

About LeCroy Corporation

LeCroy Corporation is a worldwide leader in serial data test solutions, creating advanced instruments that drive product innovation by quickly measuring, analyzing and verifying complex electronic signals. The Company offers high-performance oscilloscopes, serial data analyzers and global communications protocol test solutions used by design engineers in the computer/semiconductor/consumer electronics, data storage, automotive/industrial, and military/aerospace markets. LeCroy's 40-year heritage of technical innovation is the foundation for its recognized leadership in "WaveShape Analysis" - capturing, viewing and measuring the high-speed signals that drive today's information and communications technologies. LeCroy is headquartered in Chestnut Ridge, New York. Company information is available at http://www.lecroy.com.

Safe Harbor

This release contains forward-looking statements, including those pertaining to expectations regarding: LeCroy’s strategy to increase revenues, reduce its cost structure and improve its margins; its opportunity to improve indirect North American sales channels; efforts to improve sales of oscilloscopes in Japan with a new distribution agreement with its long term partner, Iwatsu and its re-examination of its strategies in the rest of Asia; its strategy to lower its cost base so the Company can continue investing in its product roadmap while delivering greater profitability; a reduction in annual cost savings related to LeCroy’s organizational restructuring in the range of $7 million to $8 million; the gaining of position of PCI Express Gen2 solutions, and UWB and next-generation storage solutions when those protocols gain adoption in the market; a rebound in orders from customers in the disk drive market; the launch of the first of next-generation high-end oscilloscopes; and LeCroy’s financial guidance for fiscal 2007 revenue, pro forma non-GAAP operating income and pro forma non-GAAP operating margin. There can be no assurance that actual results will not materially differ from expectations. Actual performance and results of operations may differ materially from those projected or suggested in the forward-looking statements due to certain risks and uncertainties including, without limitation, volume and timing of orders received, changes in the mix of products sold, competitive pricing pressure, the Company’s ability to anticipate changes in the market, the availability and timing of funding for the Company’s current products, the development of future products and the Company’s ability to use intellectual property and protect its patent portfolio. LeCroy undertakes no obligation to publicly update forward-looking statements, whether because of new information, future events or otherwise. Further information on potential factors that could affect LeCroy Corporation’s business is described in the Company's reports on file with the SEC.

Use of Non-GAAP Financial Measures

Certain disclosures in this press release include "non-GAAP financial measures." A non-GAAP financial measure is defined as a numerical measure of a company's financial performance, financial position or cash flows that excludes or includes amounts so as to be different than the most directly comparable measure calculated and presented in accordance with GAAP in the Consolidated Balance Sheets, Consolidated Statements of Operations or Cash Flows of the Company.

We define pro forma non-GAAP gross profit as gross profit as reported under GAAP less charges for write-down of inventory, share-based compensation costs included in cost of sales, the incremental cost of sales related to the fair value adjustment for the acquired Catalyst and CATC inventory, restructuring costs, and the amortization of intangible assets acquired from CATC and Catalyst. The Company owns other intangible assets, which are amortized in the normal course of business for which the amortization of those assets is not singled out herein as a pro forma adjustment. In addition, depreciation on other depreciable assets acquired from CATC and Catalyst, most notably property and equipment, is not singled out herein as a pro forma adjustment. Pro forma non-GAAP gross margin is computed as pro forma gross profit as a percentage of total revenues. Pro forma non-GAAP gross profit and pro forma non-GAAP gross margin are not substitutes for comparable GAAP measures.

We define pro forma non-GAAP operating income as operating (loss) income reported under GAAP less charges for write-down of inventory, charge for acquired in-process research and development, share-based compensation costs, amortization of intangible assets acquired from CATC and Catalyst, the incremental cost of sales related to the fair value adjustment for the acquired Catalyst and CATC inventory, legal settlement and restructuring costs. Pro forma non-GAAP operating margin is computed as pro forma non-GAAP operating income as a percentage of total revenues. Pro forma non-GAAP operating income and pro forma non-GAAP operating margin are not substitutes for comparable GAAP measures.

We define pro forma non-GAAP net income as net (loss) income reported under GAAP less charges for write-down of inventory, charge for acquired in-process research and development, share-based compensation costs, amortization of intangible assets acquired from CATC and Catalyst, the incremental cost of sales related to the fair value adjustment for the acquired Catalyst and CATC inventory, restructuring costs, legal settlement and loss on extinguishment of debt, each net of applicable income taxes, such that the effective blended statutory rate, excluding one-time discrete benefit (charges), for pro forma non-GAAP net income is approximately 35% and 37%, on a year-to-date basis, for each of the full fiscal 2006 and 2007 years, respectively. Pro forma non-GAAP net income is not a substitute for GAAP net (loss) income.

We define pro forma non-GAAP net (loss) income per diluted common share as pro forma non-GAAP net (loss) income divided by the weighted average number of shares outstanding plus the dilutive effect of stock options, restricted stock and the convertible bond, on a GAAP basis, as applicable. Pro forma non-GAAP net (loss) income per diluted common share is not a substitute for GAAP net (loss) income per diluted common share.

Pro forma non-GAAP gross profit, pro forma non-GAAP gross margin, pro forma non-GAAP operating income, pro forma non-GAAP operating margin, pro forma non-GAAP net income and pro forma non-GAAP net income per diluted common share, as we defined them, may differ from similarly named measures used by other entities and, consequently, could be misleading unless all entities calculate and define such non-GAAP measures in the same manner. A presentation of, and a reconciliation of our pro forma non-GAAP financial measures with, the most directly comparable GAAP measures are included in the accompanying financial data.

LeCROY CORPORATION
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(UNAUDITED)

	Three months ended		Nine months ended
	March 31,		March 31,
In thousands, except per share data	2007	2006	2007	2006

Revenues:
Test and measurement products	$37,651	$37,184	$109,207	$116,304
Service and other	1,691	1,697	5,292	5,657
Total revenues	39,342	38,881	114,499	121,961

Cost of revenues:
Share-based compensation	31	26	118	59
Other costs of revenues	18,493	15,224	51,523	47,690
	18,524	15,250	51,641	47,749

Gross profit	20,818	23,631	62,858	74,212

Operating expenses:
Selling, general and administrative:
Share-based compensation	805	799	3,124	2,783
Legal settlement	-	2,792	-	2,792
Other selling, general and administrative expenses	14,260	11,562	39,468	36,415
	15,065	15,153	42,592	41,990

Research and development:
Share-based compensation	440	449	1,195	1,304
Other research and development expenses	7,640	7,222	27,382	21,597
	8,080	7,671	28,577	22,901

Total operating expenses	23,145	22,824	71,169	64,891

Operating (loss) income	(2,327)	807	(8,311)	9,321

Loss on extinguishment of debt	(551)	-	(997)	-
Other, net	(1,126)	(403)	(3,175)	(1,794)
Other expense, net	(1,677)	(403)	(4,172)	(1,794)

(Loss) income before income taxes	(4,004)	404	(12,483)	7,527
(Benefit) provision for income taxes	(69)	252	(1,501)	2,965
Net (loss) income	$(3,935)	$152	$(10,982)	$4,562

Net (loss) income per common share
Basic	$(0.34)	$0.01	$(0.94)	$0.37
Diluted	$(0.34)	$0.01	$(0.94)	$0.37

Weighted average number of common shares:
Basic	11,499	12,275	11,736	12,191
Diluted	11,499	12,556	11,736	12,454

LeCROY CORPORATION
CONDENSED CONSOLIDATED BALANCE SHEETS
(UNAUDITED)

	March 31,	June 30,
In thousands	2007	2006

ASSETS
Current assets:
Cash and cash equivalents	$10,694	$16,972
Accounts receivable, net	30,195	28,867
Inventories, net	37,270	34,041
Other current assets	11,148	13,237
Total current assets	89,307	93,117

Property and equipment, net	21,507	20,359
Goodwill	105,985	78,473
Other non-current assets	14,437	10,025

TOTAL ASSETS	$231,236	$201,974

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$13,701	$19,282
Current portion of bank debt and capital leases	268	13,430
Accrued expenses and other current liabilities	20,854	13,408
Total current liabilities	34,823	46,120

Long-term bank debt	9,411	24,700
Senior convertible notes	72,000	-
Deferred revenue and other non-current liabilities	1,477	1,451
Total liabilities	117,711	72,271

Stockholders’ equity	113,525	129,703

TOTAL LIABILITIES AND STOCKHOLDERS’ EQUITY	$231,236	$201,974

LeCROY CORPORATION
RECONCILIATION OF REPORTED GAAP RESULTS
TO PRO FORMA NON-GAAP RESULTS
(UNAUDITED)

	Three months ended		Nine months ended
	March 31,	March 31,	March 31,	March 31,
In thousands, except per share data	2007	2006	2007	2006

GAAP gross profit, as reported	$20,818	$23,631	$62,858	$74,212

Pro forma adjustments:
Charge for write-down of inventory, including fair value adjustment of $659 and $0	1,749	-	1,804	-
Share-based compensation	31	26	118	59
Incremental cost of sales related to fair-value adjustment to inventory	53	-	1,577	-
Amortization of intangible assets acquired	342	236	1,517	1,079
Restructuring costs	375	-	375	-
Pro forma non GAAP gross profit	$23,368	$23,893	$68,249	$75,350

	Three months ended		Nine months ended
	March 31,	March 31,	March 31,	March 31,
In thousands	2007	2006	2007	2006

GAAP operating (loss) income, as reported	$(2,327)	$807	$(8,311)	$9,321

Pro forma adjustments:
Charge for acquired in-process research and development	-	-	4,000	-
Charge for write-down of inventory, including fair value adjustment of $659 and $0	1,749	-	1,804	-
Share-based compensation	1,276	1,274	4,437	4,146
Amortization of intangible assets acquired	342	242	1,556	1,102
Incremental cost of sales related to fair-value adjustment to inventory	53	-	1,577	-
Legal settlement	-	2,792	-	2,792
Restructuring costs	1,646	-	2,082	-
Pro forma non GAAP operating income	$2,739	$5,115	$7,145	$17,361

	Three months ended		Nine months ended
	March 31,	March 31,	March 31,	March 31,
In thousands	2007	2006	2007	2006

GAAP net (loss) income, as reported	$(3,935)	$152	$(10,982)	$4,562

After-tax effect of pro forma adjustments:
Charge for acquired in-process research and development (no tax benefit)	-	-	4,000	-
Charge for write-down of inventory, including fair value adjustment of $659 and $0	1,102	-	1,137	-
Share-based compensation	2,003	952	4,431	3,075
Amortization of intangible assets acquired	215	157	980	703
Incremental cost of sales related to fair-value adjustment to inventory	33	-	993	-
Legal settlement	-	1,805	-	1,805
Restructuring costs	1,037	-	1,312	-
Loss on extinguishment of debt	347	-	628	-
Pro forma non GAAP net income	$802	$3,066	$2,499	$10,145

	Three months ended		Nine months ended
	March 31,	March 31,	March 31,	March 31,
In thousands, except per share data	2007	2006	2007	2006

Net (loss) income per common share
Diluted, as reported	$(0.34)	$0.01	$(0.94)	$0.37
Diluted, pro forma	$0.07	$0.24	$0.21	$0.81

Weighted average number of common shares:
Diluted, as reported	11,499	12,556	11,736	12,454
Diluted, pro forma	11,782	12,556	12,034	12,454